Selective Insurance 40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release on April 25, 2006 at 4:15 p.m. EST

Media Contact: Sharon Cooper

973-948-1324, sharon.cooper@selective.com

Investor Contact: Jennifer DiBerardino

973-948-1364; jennifer.diberardino@selective.com

Selective Insurance Group Reports

First Quarter 2006 Earnings

Net and operating income up 11% per diluted share

Commercial Lines net premiums written up 6%

Combined ratios improve to: 94.3% GAAP; 93% Statutory

After-tax investment income up 14%

Branchville, NJ – April 25, 2006 - Selective Insurance Group, Inc. (NASDAQ: SIGI), today reported its financial results for the first quarter ended March 31, 2006.

Compared to the first quarter of 2005:

•	Net income increased 11%, to $40 million, or $1.28 per diluted share;
•	Operating income[1] increased 10% to $35.2 million, or $1.13 per diluted share;
•	Combined ratios: GAAP improved 0.8 pts. to 94.3%; Statutory improved 0.5 pts. to 93.0%;
•	Weather-related catastrophe losses were $3.2 million pre-tax, up from unusually low catastrophe losses of $0.4 million in the first quarter of 2005;
•	Investment income was up 14%, after-tax, to $28.2 million;
•	Net premiums written (NPW) increased 9% to $432.0 million:
•	Commercial lines NPW increased 6% to $370.7 million;
•	Personal lines NPW increased 26% to $61.3 million, including the one-time impact of a reinsurance treaty buyout of $11.3 million; and
•	Total revenue was up 10% to $442.7 million.

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1 Operating income differs from net income by the exclusion of realized gains or losses on investment sales, the results of discontinued operations, and the cumulative effect of change in accounting principle. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends; however, it is not intended as a substitute for net income prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of operating income to net income is provided in the attached GAAP Highlights and Reconciliation to Comparable GAAP measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Gregory E. Murphy, Selective Insurance Group Chairman, President and CEO, stated:

“2006 is off to a strong start, as we continued to outperform the industry by focusing on our proven strategies and capitalizing on the unique competitive position we have established through our “high-tech, high-touch” business approach. The Commercial Lines operation, which represents 86% of Selective’s premium, grew a solid 6% during the quarter, more than double A.M. Best industry-wide growth estimates. Compared to the first quarter one year ago, Commercial Lines generated $72 million in new business, up 17%; retention was stable; and renewal price increases, including exposure, were up 3.4%. We have seen the market become more competitive, particularly in accounts with over $250,000 in premium, which represent approximately 11% of our commercial book. Our average account size is approximately $8,000, and we continue to see strong growth in small and mid-sized accounts, due to more reasonable competition at this level and our ongoing competitive advantages.

“Selective’s key strategic initiatives - Market Planning, Knowledge Management and Agency Integration Technology – have allowed us to establish specific growth goals with our agents and effectively target new agency appointments in underserved areas, particularly in the growing Mid-America region. At the same time, enhanced business analytics enable us to more aggressively target profitable growth opportunities. These factors are all critical to attracting and retaining the best accounts in a more competitive market, and they are even more powerful when combined with our “high-touch” field teams that interact daily with agents and customers.”

Murphy added: “Improvement in our overall statutory combined ratio for the quarter reflects ongoing underwriting and pricing initiatives. After-tax investment income on our $3.3 billion investment portfolio was up 14% to $28.2 million for the quarter. This double-digit increase was driven by higher bond and dividend income, and a tripling of short-term interest income. The Diversified Insurance Services also performed well, contributing $0.07 in earnings per diluted share for the quarter.”

During the quarter, Selective repurchased approximately 950,000 shares under its stock repurchase program for $52 million, at an average price of $54.75. Approximately 3.7 million shares remain available for repurchase under the current program.

At March 31, 2006, Selective’s consolidated assets reached $4.5 billion; stockholders’ equity was $957.2 million; and book value per share was up 11% to $34.79, compared to first quarter 2005. The Board of Directors declared a $0.22 per share quarterly cash dividend on Selective’s common stock, payable on June 1, 2006, to stockholders of record as of May 15, 2006.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investors page of Selective’s public website at www.selective.com. Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. EST, on April 26, 2006, at www.selective.com. The webcast will be available for rebroadcast until the close of business on May 26, 2006.

Selective Insurance Group, Inc. is a holding company for six property and casualty insurance companies rated “A+” (Superior) by A.M. Best. The insurance companies offer primary and alternative market insurance, through independent agents, for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance

Program. Other subsidiaries of the company provide claims, human resources and risk management services. Selective maintains a website at www.selective.com

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding Selective’s future operations and performance. Such statements are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. These forward-looking statements are often identified by words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue,” or other comparable terminology and their negatives. Selective and its management assume no obligation to update these forward-looking statements due to changes in underlying factors, new information, future developments or otherwise.

Selective and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in Selective’s future performance. Factors that could cause Selective’s actual results to differ materially from those indicated by such forward-looking statements, include, among other things, those discussed or identified from time to time in our public filings with the United States Securities and Exchange Commission (“SEC”) and those associated with:

•	the frequency and severity of catastrophic events, including hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fires, explosions and terrorism;
•	adverse economic, market or regulatory conditions;
•	the concentration of our business in a number of East Coast and Midwestern states;
•	the adequacy of our loss reserves;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance rate increases and business retention;
•

changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states particularly changes in New Jersey automobile insurance laws and regulations;

•	our ability to maintain favorable ratings from A.M. Best, S&P, Moody’s and Fitch;
•	fluctuations in interest rates and the performance of the financial markets which may affect our investment income; and
•	our entry into new markets and businesses.

Selective’s SEC filings can be accessed through the Investors and Corporate Governance sections of the Company’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures
(in thousands, except per share data)
3 months ended March 31:	2006	2005
Net premiums written	$431,989	396,778
Net premiums earned	370,157	342,740
Net investment income	36,002	32,362
Diversified insurance services revenue from continuing operations	27,278	23,485
Total revenues	442,666	404,039

Operating income	35,189	32,021
Capital gains, net of tax	4,789	2,988
Discontinued operations, net of tax	-	597
Cumulative effect of change in accounting principle, net of tax	-	495
Net income	$39,978	36,101

Statutory combined ratio	93.0%	93.5%
GAAP combined ratio	94.3%	95.1%

Operating income per diluted share	$1.13	1.02
Net income per diluted share	1.28	1.15
Weighted average diluted shares	31,902	32,151
Book value per share	$34.79	31.35

*All amounts included in this release exclude inter-company transactions.

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